Exhibit 10.2

LOAN AGREEMENT

THIS AGREEMENT dated August 20, 2021,

AMONG:

Currencyworks, inc., a corporation formed pursuant to the laws of the state of Nevada;

(the “Lender”)

AND:

fogdog energy solutions inc., a corporation formed pursuant to the laws of the Province of Alberta;

(the “Borrower”)

BACKGROUND:

A.	The Borrower has applied to the Lender for a loan in the principal amount of up to USD$850,000 to be utilized by the Borrower for the purposes described in Section 3.

B.	The Lender has agreed to make the Loan available to the Borrower in accordance with the terms and conditions of this Agreement.

THEREFORE in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Lender and the Borrower warrant and represent to and covenant and agree with each other as set forth below.

1.	DEFINITIONS; INTERPRETATION

1.1	For the purpose of this Agreement, the following words and phrases will have meanings set forth below unless the parties or the context otherwise require(s):

(a)	“Advance” means the advance of the Loan;

(b)	“Advance Date” means the date the Advance is made;

(c)	“Advance Request” has the meaning given to it in Section 5.1;

(d)	“Agreement” and “this Agreement” means this agreement and any schedules hereto as the same may be amended, modified, replaced, supplemented or restated from time to time;

(e)	“Business Day” means any day, other than a Saturday or a Sunday, or a “holiday” as defined under the Interpretation Act of British Columbia or any day on which banks are not open in California;

(f)	“Conditions Precedent” means the conditions precedent described in Section 11 hereof;

(g)	“Event of Default” means any of the events specified in Section 14;

(h)	“Interest Rate” means ten percent (10.0%) per annum, calculated as herein provided;

(i)	“Loan” means the non-revolving loan of up to USD$850,000 made by the Lender in favour of the Borrower pursuant to this Agreement;

(j)	“Obligations” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description of the Borrower to the Lender under or in connection with the Loan (including, without limitation, at any point in time the principal amount outstanding under the Loan, interest accrued thereon, liquidated damages, and all fees and costs and expenses then payable in connection therewith);

(k)	“person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof; and

(l)	“Security Agreement” means the security agreement granted by the Borrower to the Lender dated August 20, 2021.

1.2	For the purpose of this Agreement, the following meanings of interpretation will apply:

(a)	“herein”, “hereunder”, and similar terms refer to this Agreement as a whole and not to any specific, section, clause or provision thereof;

(b)	when the context makes it possible, the singular includes the plural and vice versa, and all references to any person, whether a party to this Agreement or not, will be read with such changes in number or gender as the party or reference requires;

(c)	any reference in this Agreement to a statute will include any amendment or successor statute and any regulations thereunder in force from time to time; and

(d)	the headings appearing in this Agreement have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement.

2.	LOAN

2.1	The Lender agrees to make the Loan available on the terms and subject to the conditions of this Agreement.

3.	PURPOSE

3.1	The Loan will be made available to the Borrower for its development of technology to build and operate clean electricity power generation thermal units.

4.	AVAILABILITY

4.1	The Loan will be available by a single Advance in accordance with the terms and conditions in this Agreement.

4.2	The principal amount advanced and outstanding under the Loan will at no time exceed USD$850,000.

5.	ADVANCE of Loan

5.1	Provided that that there has not been an Event of Default, the Borrower may request an Advance on account of the Loan by delivering a written notice (an “Advance Request”).

5.2	If the Conditions Precedent are satisfied, the Lender will make the Advance to the Borrower no later than ♦ days after receipt of the Advance Request, or such later date as agreed to between by the Borrower.

6.	interest and fees

6.1	The Borrower will pay interest on the Loan, from and including the Advance Date, on all principal amounts outstanding under the Loan, after as well as before maturity, default and judgment, at the Interest Rate.

6.2	All overdue and unpaid interest and all fees, costs, and other amounts payable by the Borrower hereunder will be added to the principal balance of the Loan and will bear interest at the Interest Rate until paid in full.

6.3	Interest will be calculated as herein provided on the outstanding daily principal balance of the Loan and on overdue interest, daily, not in advance, as well after as before maturity, default and judgment on the basis of a 365 (or in the case of a leap year 366 day) year based on the actual number of days elapsed, on a nominal rate basis and without allowance or deduction for deemed re-investment or otherwise with respect to any amounts from time to time paid to the Lender on account of interest under the Loan.

6.4	If calculated interest with respect to the Loan is determined to be in excess of the maximum interest rate permitted by law, the parties agree to reduce that the interest payable will be automatically reduced to such rate of interest as is 0.1% below the maximum permitted by law and to reduce interest otherwise paid or payable to such adjusted rate. Any excess amount of interest received by a Lender shall be first applied to any unpaid principal balance owed by the Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to the Borrower.

7.	repayment

7.1	On the date that is 365 days after the Advance Date, the Borrower will pay to the Lender an amount equal to the first year of accrued and unpaid interest on all principal amounts outstanding on the Loan.

7.2	Commencing on the date that is 365 days after the Advance Date on the first day of each month the Borrower agrees to pay to the Lender an equal monthly payment of principal in the amount amortized over 5 years and a monthly payment of interest on such principal amount of the Loan.

7.3	Unless demanded or otherwise due hereunder earlier, all Obligations are due and payable on August 20, 2027.

7.4	All amounts payable by the Borrower under this Agreement will be paid without set-off or counterclaim, and without any deductions or withholdings whatsoever.

7.5	The Lender will provide the Borrower with its payment details and all payments made hereunder will be made by bank draft, certified cheque, wire transfer or electronic funds transfer and delivered to the Lender no later than 5pm PST. In the event payments are not received by 5pm PST on such due date, the Lender will be deemed to have received such payment on the next following Business Day and interest will be calculated to such date.

7.6	Notwithstanding anything in this Agreement to the contrary, any payment of the Obligations that is due on a date other than a Business Day will be made on the next succeeding Business Day.

8.	PREPAYMENT

8.1	The Borrower may prepay the whole or any portion of the Obligations at any time and from time to time, without notice, bonus or penalty.

9.	EVIDENCE OF DEBT

9.1	The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the advance made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the accounts maintained pursuant to this subsection shall be, in the absence of manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

10.	METHOD AND APPLICATION OF PAYMENTS

10.1	Each payment made by the Borrower hereunder shall be applied by the Lender firstly in payment of any fees and expenses due hereunder, secondly to the satisfaction of interest accrued to the date of payment, and the balance, if any, in reduction of the principal amount of the Loan.

11.	CONDITIONS PRECEDENT

11.1	The Lender’s obligation to make the Loan available or any Advance thereunder is subject to the following conditions precedent having been met or waived by the Lender, namely:

(a)	the Lender having received a duly executed copy of this Agreement;

(b)	the Lender having received a duly executed Security Agreement in the form as it requires;

(c)	the Lender having received an Advance Request from the Borrower;

(d)	the Borrower’s representations and warranties contained herein and in the Security Agreement then being true and correct in all material respects;

(e)	all registrations required in respect of the Security Agreement have been made;

(f)	there then being no outstanding Event of Default; and

(g)	all such other documents, assurances, certificates, solicitors’ opinions and covenants as the Lenders may reasonably require.

12.	REPRESENTATIONS AND WARRANTIES

12.1	The Borrower represents and warrants as follows:

(a)	the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia;

(b)	the Borrower has the corporate power and capacity to carry on business as currently conducted by it, own property or interests therein, borrow money, make, keep, observe and perform representations, warranties, covenants and agreements and obligations and incur liabilities, all as contemplated hereby;

(c)	the execution, delivery and performance of this Agreement and the Security Agreement has been duly authorized by all actions, if any, required on its part and by its shareholders and directors, and each of such documents has been duly executed and delivered and constitutes a valid and legally binding obligation of the Borrower enforceable against it in accordance with its terms;

(d)	there is no action, suit, investigation or proceeding outstanding or pending or, to the knowledge of the Borrower, threatened against it or any of its property, assets or undertakings by or before any court, arbitrator or administrative or governmental body which would reasonably be expected to have a material adverse effect; and

(e)	the execution and delivery by it of this Agreement and the Security Agreement and the performance by it of its obligations hereunder and thereunder, do not and will not conflict with or result in a material breach of any of the terms, conditions, or provisions of:

(i)	its constating documents;

(ii)	any law, regulation, or decree applicable or binding on it or any of its property, assets and undertaking; or

(iii)	any material agreement or instrument binding to which it or any of its property assets or undertakings is a party or bound, the breach of which could reasonably be expected to have a material adverse effect or result in, or require or permit the imposition of any Lien in or with respect to the property, assets and undertakings now owned or hereafter acquired by it.

13.	COVENANTS

13.1	The Borrower covenants and agrees with the Lender that the Borrower will:

(a)	duly and punctually pay or cause to be paid to the Lender the Loan, interest thereon and all other amounts from time to time payable hereunder on the date, at the place and in the manner set forth in this Agreement;

(b)	comply with all applicable laws, ordinances or governmental rules or regulations to which it or any of its property, assets and undertaking are subject;

(c)	promptly deliver the Lenders with written notice of any Event of Default or event which may result in an Event of Default under this Agreement;

(d)	observe and perform its obligations and liabilities under the Security Agreement; and

(e)	at any time and from time to time upon the written request of the Lender, execute and deliver such further documents and do such further acts and things as the Lender may reasonably request in order to effect the purposes of this Agreement or the Security Agreement, as the case may be.

14.	EVENTS OF DEFAULT

14.1	At the option of and upon demand by the Lender, the Obligations will immediately become due and payable and this Agreement will become enforceable upon the happening of any one or more of the following events:

(a)	the Borrower failing to pay to the Lender when due any of the Obligations;

(b)	if the Borrower neglects to observe or perform any covenant or obligation contained herein or in the Security Agreement on its part to be observed or performed and the Borrower fails to remedy such default, if capable of remedy, within a period of 30 days from occurrence of such default;

(c)	if any representation or warranty made by the Borrower in this Agreement or the Security Agreement or in any certificate or other document at any time delivered hereunder to the Lender proves to have been incorrect or misleading in any material respect on and as of the date that it was made or was deemed to have been made and if capable of remedy, is not remedied within 30 days;

(d)	if the Borrower ceases or threatens to cease to carry on business generally or admits in writing its inability or fails to pay its liabilities generally;

(e)	if the Borrower:

(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it or any of its creditors;

(ii)	commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under analogous foreign law, or makes an assignment of its property for the general benefit of its creditors under such Act or under analogous or similar foreign law, or makes a proposal (or files a notice of its intention to do so) under such Act or under analogous or similar foreign law;

(iii)	institutes or in any manner becomes subject to, any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it, its equity or its debts or any other relief, under any federal, provincial or foreign law now or hereafter in effect including without limitation relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer or response or any filing admitting the material allegations filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking possession by, a receiver, interim receiver, receiver/manager, monitor, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 14.1(e) or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof; or

(f)	any petition is filed, application made or other proceeding instituted against or in respect of the Borrower:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a bankruptcy order against it under the Bankruptcy and Insolvency Act (Canada) or under analogous or similar foreign law;

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it, its equity or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect including without limitation relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation or at common law or in equity); or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, monitor, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such person thereunder in the interim, such grace period will cease to apply, and provided further that if such person files an answer response or any filing admitting the material allegations filed against it in any such proceeding, such grace period will cease to apply.

15.	Costs

15.1	Each party will be liable for its own costs and expenses related to preparation, execution and delivery of this Agreement and the Borrower will be liable for its and the Lender’s costs, including the fees of the Lender’s lawyers, in connection with any enforcement action taken under or in connection with this Agreement or the Security Agreement.

16.	Waiver

16.1	The Lender may waive any breach by the Borrower of any of the provisions contained in this Agreement or any default by the Borrower in the observance or performance of any covenant or condition required to be observed or performed by the Borrower under the terms of this Agreement; but any waiver by the Lender of such breach or default, or any failure to take any action to enforce its rights hereunder will not extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

17.	MISCELLANEOUS

17.1	The Security Agreement will not operate to merge, novate or discharge the Obligations. The execution and delivery of the Security Agreement will not in any way suspend or affect the present or future rights and remedies of the Lender in respect of the Obligations. No action or judgment taken by the Lender in respect of the Security Agreement or with respect to the Obligations will affect the liability of the Borrower hereunder and nothing but the actual payment in full by the Borrower to the Lender of the Obligations will discharge the Borrower or the Security Agreement.

17.2	No amendment, waiver or modification of, or agreement collateral to, this Agreement will be enforceable unless it is by a formal instrument in writing expressed to be a modification of this Agreement and executed in the same manner as this Agreement.

17.3	All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto will bind and enure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any transferee) whether so expressed or not; provided, however, that the Borrower may not assign its rights or obligations hereunder to any person without the Lender’s prior written consent.

17.4	Any notice delivered or sent by electronic mail or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully, to the address (physical or electronic), as the case may be, set out below. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

Notice details for:

Lender

CURRENCYWORKS, INC.

561 Indiana Court

Los Angeles, California, United States

90291

Name: Jimmy Geiskopf
Email: jimmy.geiskopf@currencyworks.io

Borrower

FOGDOG ENERGY SOLUTIONS INC.

619 Everridge Drive, SW

Calgary, Alberta, Canada

T2Y 5E5
Name: Marlon Lee Him

Email: marlon@fogdogenergy.com

17.5	The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.6	This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by the laws of the Province of British Columbia and applicable federal laws thereto. The Lender and the Borrower hereby attorn to the courts of competent jurisdiction located in the Province of British Columbia in any proceedings hereunder.

17.7	This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by delivery of executed signature pages by fax or other form of electronic transmission and such transmission will be effective for all purposes.

17.8	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

17.9	The Borrower acknowledges that it has been advised that the Lender’s lawyers act exclusively in the interests of the Lender and that the Borrower’s interests will not be protected by the Lender’s lawyers. The Lender further acknowledges that it has been advised to and has had the opportunity to obtain independent legal advice regarding this Agreement and that the Borrower has either obtained such advice or has waived its right to obtain such advice.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized signatories on the 20 day of August, 2021.

Borrower:

FOGDOG ENERGY SOLUTIONS INC.

Per:
Name:	Marlon Lee Him
Title:	President

Lender:

CURRENCYWORKS INC.

Per:
Name:	Jimmy Geiskopf
Title:	Lead Director